                                                                       Exhibit 2

================================================================================

                           ASSET PURCHASE AGREEMENT


                                 by and among


                              MARKET FACTS, INC.

                             TRA ACQUISITION CORP.

                               DONALD E. RUPNOW
                                      and
                                DANIEL W. FISH

                                      and

                       TANDEM RESEARCH ASSOCIATES, INC.


                          Dated as of March 31, 1998


================================================================================

(dms70200.v7)

                                 TABLE OF CONTENTS
                                 -----------------


Section                                                                           Page
1.   PURCHASE AND SALE OF ASSETS.....................................................1
     1.1  Purchased Assets...........................................................1
          1.1.1   Fixed Assets.......................................................1
          1.1.2   Contract and Other Rights..........................................1
          1.1.3   Certain Proprietary Rights.........................................2
          1.1.4   Other Assets.......................................................2
     1.2  Excluded Assets............................................................2
          1.2.1   Cash and Investments...............................................2
          1.2.2   Receivables/Work in Process........................................2
          1.2.3   Other Assets.......................................................2
     1.3  Names Following the Closing................................................2
     1.4  Documentation..............................................................2
     1.5  Certain Consents to Assignment.............................................2
     1.6  Closing; Closing Date......................................................3

2.   PURCHASE PRICE..................................................................3
     2.1  Purchase Price; Payment....................................................3
     2.2  Additional Payments........................................................3
     2.3  Additional Purchase Price..................................................4

3.   ASSUMPTION OF LIABILITIES.......................................................8
     3.1  Assumed Liabilities........................................................8
          3.1.1   Customer Deposits..................................................8
          3.1.2   Executory Agreements...............................................8
     3.2  Liabilities Not Assumed....................................................8
          3.2.1   Accounts Payable...................................................8
          3.2.2   Violation of Representations, Etc..................................8
          3.2.3   Undisclosed Liabilities............................................9
          3.2.4   Contingent Liabilities.............................................9
          3.2.5   Taxes Due on Sale..................................................9
          3.2.6   Other Taxes........................................................9
          3.2.7   Pension and Other Employee Plans...................................9
          3.2.8   Environmental Matters..............................................9
          3.2.9   Infringements......................................................9
          3.2.10  Indebtedness.......................................................9
          3.2.11  Litigation.........................................................9
          3.2.12  Excluded Assets....................................................9

4.   REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS AND SELLER..................10
     4.1  Authorization.............................................................10
     4.2  No Violation..............................................................10
     4.3  Organization, Power and Qualification.....................................10
     4.4  Subsidiaries..............................................................10
     4.5. Authorization; Seller.....................................................11
     4.6  No Violation; Seller......................................................11

     4.7   Capitalization..........................................................11
     4.8   Financial Information...................................................11
     4.9   Liabilities and Obligations.............................................12
     4.10  Absence of Certain Changes..............................................12
     4.11  Tax Returns and Reports.................................................12
     4.12  Title to and Condition of Assets........................................13
     4.13  Real Estate and Leases..................................................14
     4.14  Contracts...............................................................14
     4.15  Projects in Process.....................................................15
     4.16  Litigation..............................................................15
     4.17  Bank Accounts, Guarantees and Powers....................................15
     4.18  Insurance...............................................................15
     4.19  Employment and Labor Matters............................................15
     4.20  Employee Benefits.......................................................16
     4.21  Patents, Trademarks and Licenses........................................17
     4.22  Legal Compliance........................................................18
     4.23  Transactions with Affiliates............................................18
     4.24  Environmental Matters...................................................18
     4.25  Customers...............................................................19
     4.26  Disclosure..............................................................19
     4.27  Disclaimer..............................................................19

5.   REPRESENTATIONS AND WARRANTIES OF MFI AND BUYER...............................19
     5.1   Organization............................................................19
     5.2   Authorization...........................................................19
     5.3   No Violation............................................................20
     5.4   SEC Reports.............................................................20
     5.5   Disclosure..............................................................20

6.   CONDITIONS OF CLOSING.........................................................20
     6.1   Conditions to MFI's and Buyer's Obligations.............................20
           6.1.1  Opinion..........................................................20
           6.1.2  Employment Agreements............................................20
           6.1.3  Closing Documents................................................21
     6.2   Conditions to the Stockholders' and Seller's Obligations................21
           6.2.1  Opinion..........................................................21
           6.2.2  Closing Documents................................................21

7.   INDEMNIFICATION...............................................................22
     7.1   Indemnification of MFI and Buyer........................................22
     7.2   Indemnification of the Stockholders and Seller..........................22
     7.3   Method of Asserting Claims..............................................23
     7.4   Payment of Claims.......................................................23
     7.5   Nature and Survival of Representations..................................24
     7.6   Limitation on Aggregate Claims..........................................24
     7.7   Purchase Price Adjustments..............................................24

8.   OTHER AGREEMENTS..............................................................24
     8.1   Noncompete; Nonsolicitation; Confidentiality............................24
     8.2   Tax Returns.............................................................25

9.   GENERAL PROVISIONS.......................................  26
     9.1   Entire Agreement...................................  26
     9.2   Waiver.............................................  26
     9.3   Amendments.........................................  26
     9.4   Expenses...........................................  26
     9.5   Notices............................................  26
     9.6   Assignment.........................................  27
     9.7   Commissions and Finder's Fees......................  27
     9.8   Severability.......................................  27
     9.9   Counterparts.......................................  27
     9.10  Headings...........................................  27
     9.11  Instruments of Further Assurance...................  27
     9.12  Publicity..........................................  28
     9.13  No Third Party Beneficiaries.......................  28
     9.14  Waiver of Trial by Jury............................  28
     9.15  Cumulative Remedies................................  28
     9.16  MFI Guaranty.......................................  28
     9.17  Governing Law......................................  28

APPENDIX OF DEFINITIONS.......................................  30

                                   EXHIBITS
                                   --------

Exhibit A         Opinion of Counsel to Seller and the Stockholders
Exhibit B         Form of Rupnow Employment Agreement
Exhibit C         Form of Fish Employment Agreement
Exhibit D         Opinion of Counsel to MFI and Buyer

                                   SCHEDULES
                                   ---------

Schedule 1.2      Excluded Assets
Schedule 2.1(b)   Purchase Price Allocations
Schedule 2.3(e)   Quarterly EBIT Targets
Schedule 4.6      No Violation; Consents
Schedule 4.8      Financial Information
Schedule 4.9      Liabilities and Obligations
Schedule 4.10     Absence of Certain Changes
Schedule 4.11     Tax Returns and Reports
Schedule 4.12     Title to and Condition of Assets
Schedule 4.13     Real Estate and Leases
Schedule 4.14     Contracts
Schedule 4.15     Projects in Progress
Schedule 4.16     Litigation
Schedule 4.17     Bank Accounts, Guarantees and Powers
Schedule 4.18     Insurance
Schedule 4.19     Employee Matters
Schedule 4.20     Employee Benefits
Schedule 4.21     Patents, Trademarks and Licenses
Schedule 4.22     Legal Compliance
Schedule 4.23     Transactions with Affiliates
Schedule 4.25     Customers

                           ASSET PURCHASE AGREEMENT
                           ------------------------


     This ASSET PURCHASE AGREEMENT ("Agreement") is made and entered into as of March 31, 1998, by and among Market Facts, Inc., a Delaware corporation ("MFI"); TRA Acquisition Corp., a New York corporation and wholly-owned subsidiary of MFI ("Buyer"); Donald E. Rupnow ("Rupnow") and Daniel W. Fish ("Fish") (collectively, the "Stockholders"); and Tandem Research Associates, Inc., a New York corporation ("Seller").

     Capitalized terms used but not defined herein shall have the respective meanings set forth in the Appendix to Definitions attached hereto and made a part hereof.

                               R E C I T A L S:
                               ---------------

     WHEREAS, Seller is engaged in the business of providing custom and multi-client research products and services to the pharmaceuticals industry (the "Business"); and

     WHEREAS, Seller wishes to sell, transfer and assign to Buyer, and Buyer wishes to purchase and assume from Seller, certain of Seller's assets and certain of Seller's liabilities, used in the Business, upon the terms and conditions set forth herein; and

     WHEREAS, the Stockholders are the record and beneficial owners of all of Seller's issued and outstanding capital stock and will substantially benefit from the transactions contemplated by this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and in reliance upon the representations and warranties hereinafter set forth, the parties agree as follows.

     1.   PURCHASE AND SALE OF ASSETS.
          ---------------------------

          1.1 Purchased Assets. On the terms and subject to the conditions contained herein, Seller agrees to sell to Buyer (and Stockholders agree to cause Seller to sell to Buyer) and Buyer agrees to purchase from Seller at the Closing and on the Closing Date (as each such term is defined in Section 1.6 hereof), free and clear of all liens, claims and encumbrances (except as otherwise disclosed in and permitted by this Agreement), all of Seller's right, title and interest in and to all of its assets and properties wherever situated, except for those assets and properties specifically excluded by Section 1.2 hereof (the "Purchased Assets"). The Purchased Assets shall include, but not be limited to, the following:

               1.1.1 Fixed Assets. All fixed assets, equipment, data processing hardware and software, vehicles, fixtures, furniture and similar tangible personal property employed by Seller in the conduct of the Business as the same may exist at the Closing (the "Fixed Assets").

               1.1.2 Contract and Other Rights. All of Seller's rights and interests in, to and under all contracts between it and any other party or parties and under contracts which have been acquired by it by assignment or in any other manner, whether or not disclosed or required to be disclosed in
Schedule 4.14 hereof, except as provided in Section 1.5 hereof; and all other claims, rights and causes of action of Seller against third parties.

               1.1.3 Certain Proprietary Rights. All copyrights, data processing software, licenses, technology, trade secrets, know-how, customer lists, inventions, patents, patent applications, trademarks (including registrations and applications therefor), trade names and the goodwill associated therewith (including applications and registrations therefor) and other proprietary information and rights employed or utilized in the conduct of the Business, including specifically, but not by way of limitation, the corporate and trade name "Tandem Research Associates", and all telephone numbers of Seller used in the conduct of its Business, including but not limited to those rights described in Schedule 4.21 hereto.

               1.1.4 Other Assets. All other assets of Seller employed in the conduct of the Business, whether real, personal, or tangible, intangible or mixed and whether or not reflected in the Financial Statements (as defined below) or on Seller's books or records, including all books, records and files (including all personnel files), rights under executory contracts to be assumed by Buyer hereunder, deposits under all leases assumed by Buyer and any prepaid expenses to the extent properly assignable to Buyer and permits and licenses to the extent transferable under law.

          1.2 Excluded Assets. Notwithstanding anything to the contrary contained herein, the following assets shall not be sold to Buyer and shall be retained by Seller (the "Excluded Assets"):

               1.2.1 Cash and Investments. All of the petty cash, cash on deposit in banks or other financial institutions, and funds in payroll accounts of Seller; and all certificates of deposit, bonds, stock and other securities and investments of Seller.

               1.2.2 Receivables/Work in Process. All of Seller's trade receivables, notes receivables, other accounts receivable and Work in Process, as the same may exist at the Closing.

               1.2.3 Other Assets. The assets and other rights of Seller described on Schedule 1.2 hereof.

          1.3 Names Following the Closing. Immediately following the Closing, Seller shall amend its certificate or articles of incorporation so as to change its name to a name which is not, in the judgment of MFI acting reasonably, confusingly similar to the name "Tandem Research Associates, Inc.", and neither Seller nor the Stockholders shall thereafter use such name or other names acquired by Buyer hereunder or names confusingly similar thereto.

          1.4 Documentation. In order to effectuate the sale, conveyance, transfer and assignment contemplated by Section 1.1 hereof, Seller shall execute and deliver on the Closing Date all such bills of sale and other documents or instruments of conveyance, transfer or assignment as shall be necessary or appropriate to vest or confirm in Buyer, all right, title and interest of Seller in and to all of the Purchased Assets, all of which documents shall be in form and substance satisfactory to counsel for MFI and Buyer, acting reasonably.

          1.5 Certain Consents to Assignment. To the extent that the assignment of any right or agreement the benefit of which is to be acquired by MFI or Buyer pursuant to this Agreement shall require the consent of any other party, and such consent has not been obtained prior to Closing, this Agreement shall not constitute a contract to assign the same until such consent is obtained. After the Closing, the Stockholders, Seller and Buyer shall use Reasonable Efforts to obtain any consent necessary to any such assignment. If any such consent is not obtained, (i) this Agreement shall not constitute or be deemed to be a contract to assign the same if an attempted assignment without such consent, approval or waiver would constitute a breach of such right or agreement or create in any party thereto the right or power to cancel or terminate such right or agreement; and (ii) the Stockholders and Seller will cooperate with MFI and Buyer, at the Buyer's expense, in any reasonable arrangement requested by Buyer designed to provide to Buyer the benefit, monetary or otherwise, of Seller's rights under such right or agreement, including enforcement of any and all rights of Seller against the other party thereto arising out of a breach or cancellation thereof by such other party.

          1.6 Closing; Closing Date. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Morgenthau, Greenes, Goldfarb & Aronauer, P.C., at 10:00 a.m., on March 31, 1998 or at such other time, date or place as may be mutually agreed upon by MFI and the Seller (the "Closing Date").

          At the Closing, (i) the Seller shall sell, transfer, assign, convey and deliver to Buyer the Purchased Assets, (ii) Buyer shall assume the Assumed Liabilities (as such term is defined in Section 3 hereof), (iii) the Seller and the Stockholders will deliver to the Buyer the various agreements, certificates, opinions and documents referred to in Section 6.1 below, (iv) the Buyer will deliver to the Seller and the Stockholders the various agreements, certificates, opinions and documents referred to in Section 6.2 below, and (v) the Buyer will pay to the Seller the portion of the Purchase Price payable at Closing in accordance with Section 2.1 below.

     2.   PURCHASE PRICE.
          --------------

          2.1 Purchase Price; Payment. (a) Subject to adjustment as provided in Section 2.2(a) hereof, Buyer shall pay to Seller as the purchase price (the "Purchase Price") for the covenant not to compete described in Section 8.1 hereof, and for the Purchased Assets the following: (i) the assumption, payment, performance and discharge, when and as due, of the Assumed Liabilities, (ii) the sum of $15,013,547.40 in cash, payable at the Closing by wire transfer to the account designated by the Seller or otherwise as the parties may agree, plus
(iii) the Additional Purchase Price (as defined below), which shall be determined and paid in accordance with Section 2.3 hereof.

          (b) The Purchase Price shall be allocated among the Purchased Assets and the covenant not to compete contained in Section 10.1 hereof, as set forth on Schedule 2.1(b) hereto. The parties agree that the allocation set forth in
Schedule 2.1(b) shall be used by them and respected for all purposes, including income tax purposes, and that the parties shall follow such allocation for all reporting purposes.

          (c) Buyer agrees to reimburse Seller for all sales tax payable in connection with the sale of the Fixed Assets included in the Purchased Assets to Buyer pursuant to this Agreement.

          2.2 Additional Payments. (a) At the Closing, Seller shall pay to Buyer, as a reduction to the Purchase Price, the sum of $589,510, which represents the amount of Customer Deposits of Seller as of the close of business on the Closing Date.

          (b) After the Closing, (i) Seller shall use its Reasonable Efforts to collect its Receivables as of the close of business on the Closing Date and shall promptly pay to Buyer as collected the amounts so collected which represent Unearned Billings as of the close of business on the Closing Date, and
(ii) Buyer shall use its Reasonable Efforts to bill and collect all Work in Process as of the close of business on the Closing Date and shall promptly pay such amounts to Seller as such amounts are collected by Buyer. For the avoidance of doubt, the parties acknowledge and agree that Seller will bear the risk of non-payment for services performed on or prior to the Closing Date and that Buyer will bear the risk of non-payment for services performed after the Closing Date and the obligation to repay any Customer Deposits which are required to be refunded as a result of the termination of a customer contract after the Closing Date.

     2.3  Additional Purchase Price.
          -------------------------

          (a) As additional consideration for the Purchased Assets, Buyer shall, and MFI shall cause Buyer to, pay to Seller the following amounts (collectively, the "Additional Purchase Price"):

               (i) An amount equal to (A) 3.25 multiplied by the EBIT (as defined below) of Buyer during the first year after the Closing Date in excess of $2,227,000, multiplied by (B) fifty percent (50%); provided that in no event shall the amount payable under this subclause (i) be more than $1,500,000;

               (ii) An amount equal to (A) 3.25 multiplied by the EBIT of Buyer during the second year after the Closing Date in excess of $2,385,000, multiplied by (B) fifty percent (50%); provided that in no event shall the amount payable under this subclause (ii) be more than $1,500,000;

               (iii) An amount equal to (A) 3.25 multiplied by the aggregate EBIT of Buyer during the first three (3) years after the Closing Date (the "Earnout Period") in excess of $7,162,000, less (B) the sum of the amounts, if any, paid pursuant to subclauses (i) and (ii) above; provided that in no event shall the sum of the amounts payable under subclauses (i), (ii) and (iii) of this Section 2.3(a) be more than $9,000,000; and

               (iv) Fifty percent (50%) of the aggregate EBIT of Buyer during the Earnout Period in excess of $9,931,000.

          For the avoidance of doubt, Buyer acknowledges and agrees that Seller will not have any obligation to refund any portion of the amount paid by Buyer to Seller pursuant to subclauses (a)(i) and (a)(ii) above in the event that the amount determined pursuant to subclause (a)(iii)(A) above is less than the sum of the amounts paid by Buyer to Seller pursuant to subclauses (a)(i) and (a)(ii) above.

          (b)  The amounts payable, if any, pursuant to Sections 2.3(a)(i) and
(ii) above for the first year and second year after the Closing Date, respectively, shall be paid by the Buyer to the Seller by the later of seventy-five (75) days after the end of each such year or five (5) business days after the date the EBIT calculation for each such year becomes final as provided in
Section 2.3(d) below. The amounts payable, if any, pursuant to Sections 2.3(a)(iii) and (iv) above, shall be paid by the Buyer to the Seller by the later of seventy-five (75) days after the end of the third year after the Closing Date or five (5) business days after the date the EBIT calculation for the third year after the Closing Date becomes final as provided in Section 2.3(d) below.

          Seller may elect to receive up to twenty-five percent (25%) of the amount of the Additional Purchase Price payable to it pursuant to this Section
2.3 in shares of MFI's common stock, $1.00 par value per share ("MFI Shares"). Such right shall be exercised by Seller (or the Stockholders) by written notice to Buyer within sixty (60) days after the end of each of the first, second and third years after the Closing Date, respectively, with respect to the amount of the Additional Purchase Price payable to it pursuant to this Section 2.3 for such year, indicating the maximum dollar amount of the Additional Purchase Price it elects to receive in MFI Shares rather than in cash, subject to the 25% limitation set forth above. The specific number of MFI Shares to be issued to the Seller will be determined based on the average daily closing price per share of the MFI Shares for the last twenty (20) trading days prior to the issuance of such shares as reported on The Nasdaq Stock Market (or such other exchange on which the MFI Shares are then traded).

          (c) As used herein, the term "EBIT" with respect to Buyer shall mean net income, before interest charges (net of interest income), federal, state and local income taxes and before depreciation and amortization directly resulting from the transactions contemplated by this Agreement, calculated in all cases, in accordance with GAAP in a manner consistent with the calculation of Seller's net income as historically applied and reflected in the Financial Statements (but only to the extent calculated in accordance with GAAP).

          In determining EBIT with respect to Buyer, the parties agree that: (i) all compensation expenses for any senior managers employed by Buyer at the direction of MFI as contemplated by the second paragraph of Section 2.3(e) below shall be added back to Buyer's net income, but only to the extent that such amounts were initially expensed in determining net income, (ii) intercompany charges for (A) products and services provided by MFI to Buyer will be charged to Buyer as contemplated by Section 2.3(f) below, and (B) expenses associated with employee benefits provided by MFI to employees of Buyer will be charged to Buyer as contemplated by Section 2.3(g) below, (iii) an annual intercompany charge of $1,025 for accounting fees of MFI's accountants relating to the preparation of financial statements and tax returns for MFI and its subsidiaries (including Buyer) will be allocated and charged to Buyer, and (iv) intercompany charges for other corporate overhead costs (such as insurance costs) may be allocated and charged by MFI to Buyer at the rates charged by MFI to its other business units and as mutually agreed by MFI and the Stockholders. Except as otherwise provided herein, none of MFI's corporate overhead costs will be allocated by MFI to Buyer.

          (d) Within sixty (60) days after the end of each calendar quarter during the Earnout Period, MFI will deliver to the Seller copies of the unaudited financial statements of Buyer for such calendar quarter (subject to year-end adjustments), together with MFI's calculation of Buyer's EBIT for such quarter. Within seventy-five (75) days after the end of each year of the Earnout Period, MFI shall deliver to Seller copies of Buyer's unaudited financial statements for such year of the Earnout Period, together with its calculation of Buyer's EBIT for such year of the Earnout Period and the amount, if any, payable to the Seller pursuant to this Section 2.3.

          Upon receipt of such financial statements and MFI's calculation of EBIT for each such period, the Seller and its accountants (at the Seller's cost) shall be permitted during the succeeding forty-five (45) day period to examine the accounting records and work papers prepared by MFI or its accountants in connection with the preparation of the financial statements and EBIT calculation for such period. If the Seller agrees to MFI's EBIT calculation for each period, it shall become final and binding on the parties. If the Seller does not agree with MFI's EBIT calculation for such period, it shall within forty-five (45) days after delivery of MFI's EBIT calculation, prepare and deliver to MFI a list of disputed adjustments to MFI's calculation (the

"EBIT Disputed Adjustments"). MFI and the Seller shall use their best efforts to resolve the EBIT Disputed Adjustments. If MFI and the Seller are able to resolve the EBIT Disputed Adjustments, MFIs EBIT calculation shall be amended to reflect the resolution of the EBIT Disputed Adjustments and shall become final and binding on the parties.

          If MFI and the Seller are unable to resolve the EBIT Disputed Adjustments within thirty (30) days after receipt by MFI of the EBIT Disputed Adjustments, then the EBIT Disputed Adjustments will be resolved by a nationally-recognized firm of certified public accountants mutually acceptable to the Buyer and the Seller (the "Accounting Referee"). The parties shall use their Reasonable Efforts to cause the Accounting Referee to promptly review the EBIT Disputed Adjustments and determine the final value of each of the EBIT Disputed Adjustments. In making such determination, the Accounting Referee shall consider only the items or amounts in dispute (and any other items or amounts relating thereto), and the determination of each EBIT Disputed Adjustment's value, as so computed, shall not, in any event, be less than zero or greater than the amount of the EBIT Disputed Adjustment. Such determination shall be made within thirty (30) days after the date on which the Accounting Referee receives notice of the EBIT Disputed Adjustments. Upon the resolution of the EBIT Disputed Adjustments, MFIs EBIT calculation for such period shall be amended to reflect the resolution of such disputed adjustments and shall be deemed final and binding upon the parties for the purposes of determining the payments to be paid pursuant to this Section 2.3(b) and for purposes of the last paragraph of Section 2.3(e) below. The fees, costs and expenses of the Accounting Referee in conducting such review shall be shared equally by MFI and the Stockholders.

          (e) During the Earnout Period, the business and affairs of the Buyer will be under the direction of its board of directors which will be controlled by MFI, provided that MFI agrees that the Stockholders in their capacities as Buyers officers (so long as they are employed by Buyer) will be permitted to continue to operate Buyers business in the ordinary course. In furtherance of the foregoing, except as otherwise provided herein or agreed to in writing by MFI and the Stockholders, it is agreed that the Stockholders in their capacity as Buyers officers (so long as they are employed by Buyer), acting reasonably and in accordance with Sellers past practices and industry standards, may: (i) continue to operate the Business under the name "Tandem Research Associates",
(ii) make employment and staffing decisions with respect to the Buyers employees (other than for the Stockholders), (iii) determine compensation levels for the Buyers employees (other than the Stockholders), (iv) maintain employee benefits for the Buyers employees at levels consistent with its past practices,
(v) determine pricing structures, and (vi) continue to operate the Business from the Sellers current offices. During such period, the Stockholders in their capacity as Buyers officers (so long as they are employed by Buyer) will assist and cooperate with MFI in the timely preparation of Buyers internal financial statements and reports and maintaining its books and records, which financial statements and reports will be prepared and maintained in a manner consistent with MFIs financial reporting requirements and procedures, and at MFIs expense.

          MFI will have the right, after consultation with the Stockholders in their capacity as Buyers officers (so long as they are employed by Buyer), to assign to Buyer one or more of MFIs senior managers, or cause the Buyer to employ one or more senior managers, for the purpose of aiding the development of MFIs and/or the Buyers business. The duties and responsibilities of any such senior managers will be determined by MFI after consultation with the Stockholders in their capacity as Buyers officers (so long as they are employed by Buyer). It is contemplated by the parties that any senior managers employed by Buyer at the direction of MFI pursuant to this paragraph would be in addition to any new senior managers employed by

Buyer in the ordinary course as a result of the growth of its business, to replace current employees or otherwise.

          Notwithstanding the above, if either (A) for any two (2) consecutive quarters, the Buyer's EBIT during each such calendar quarter does not exceed sixty percent (60%) of the EBIT amounts for each such quarter set forth on
Schedule 2.3(e) hereto, or (B) during any four (4) consecutive quarters, the aggregate EBIT for Buyer during such period does not exceed sixty percent (60%) of the aggregate EBIT amount for such period set forth on Schedule 2.3(e) hereto, then the management of Buyer's business, including the management decisions and responsibilities listed in subclauses (i) through (v) above, shall be subject to MFI's review and reasonable approval.

          (f) During the Earnout Period, Buyer will have the right to utilize customer products or services offered by MFI (such as MFI's Consumer Mail Panel) on the same terms and conditions as MFI's other business units. Buyer will be charged for such products and/or services at the then current rates charged by MFI to its other business units.

          (g) During the Earnout Period, the Buyer may elect, in its sole discretion, to have all, but not less than all, of its employees participate in MFI's employee benefit plans. Buyer will be charged for the expense associated with providing such benefits to Buyer's employees at the then current rates charged by MFI to its other business units.

          (h) If prior to the end of the Earnout Period (i) either (A) MFI is acquired through a merger or other business combination with an unaffiliated party, or (B) MFI transfers ownership of all of the Buyer's capital stock or substantially all of its assets to an unaffiliated party, and (ii) such unaffiliated party is a publicly-traded entity and will have a market capitalization after the consummation of such transaction greater than or equal to MFI's market capitalization immediately prior to the public announcement of such transaction, then such transaction shall be conditioned upon such publicly-traded entity's express assumption of MFI's obligations under this Section 2.3.

          If prior to the end of the Earnout Period (i) either (A) MFI is acquired through a merger or other business combination with an unaffiliated party, or (B) MFI transfers ownership of all of the Buyer's capital stock or substantially all of its assets to an unaffiliated party, and (ii) such unaffiliated party is a publicly-traded entity and will have a market capitalization after the consummation of such transaction less than MFI's market capitalization immediately prior to the public announcement of such transaction or such unaffiliated party is not a publicly-traded entity, then such transaction shall be conditioned upon such entity's (x) express assumption of MFI's obligations under this Section 2.3, and (y) deposit of an amount equal to $9 million less the amount of the Additional Purchase Price, if any, previously paid to Seller pursuant to Section 2.3 hereof into an interest-bearing joint-order escrow account with a commercial bank or other lending institution jointly selected by the parties for the purpose of securing such party's payment obligations under this Section 2.3.

          As of the effective date of any transaction which satisfies the requirements set forth in clauses (i) and (ii) of the preceding paragraph, Sections 2.3(a)(i) and (ii) shall be amended to eliminate clause B (i.e., the 50% reduction to the amount determined under clause A of each such Section) and increase the $1,500,000 limitation on each such payment to $3,000,000, and the amount of the increase in the amount payable to Seller under Section 2.3(a)(i) and/or (ii) as a result of the amendment of such provisions shall be paid to Seller if the amount payable under Section 2.3(a)(i) and/or (ii) was payable prior to such date as provided by Section 2.3(b) hereof.

Payments due after such date under Section 2.3(a), as amended by this paragraph, shall be made when such amounts are payable pursuant to Section 2.3(b) and shall be paid out of the escrow account referred to above.

          In the event that an escrow account has been established pursuant to the second paragraph of Section 2.3(h), promptly after the determination of the amount of the Additional Purchase Price payable after the end of the first, second and third year after the Closing Date, if any, pursuant to Section 2.3(a) above is determined and becomes final as provided in Section 2.3(d) hereof, the parties agree to execute and deliver to the escrow agent of such escrow account a joint written order directing the escrow agent to pay the amount of the Additional Purchase Price then payable pursuant to Section 2.3(a) to Seller and, at the time the amount of the Additional Purchase Price payable, if any, pursuant to Section 2.3(a)(iii) and (iv) is determined and becomes final as provided in Section 2.3(d) hereof, to pay the balance of the funds in such escrow account, plus all accrued interest thereon, to Buyer.

     3.   ASSUMPTION OF LIABILITIES.

          3.1 Assumed Liabilities. At the Closing, Buyer shall assume and agree to perform and discharge when and as due the following liabilities and obligations set forth in Sections 3.1.1 and 3.1.2, as the same may exist at or accrue following the Closing Date, and no others (the "Assumed Liabilities"):

               3.1.1 Customer Deposits. All accrued liabilities for Customer Deposits of Seller, but only to the extent that such liabilities are reflected on Schedule 4.15 hereof.

               3.1.2 Executory Agreements. Liabilities and obligations which exist at or accrue following the Closing Date under (i) the Contracts described in Schedule 4.14 hereof; and (ii) executory contracts, agreements or other commitments entered into in the ordinary course of Business existing on the date hereof and not required to be disclosed pursuant to Schedule 4.14 hereof.

          3.2 Liabilities Not Assumed. Except as specifically provided in
Section 3.1 hereof, neither MFI nor Buyer shall assume, or in any way become liable for, any liabilities or obligations of the Stockholders, Seller, or the Business of any kind or nature, whether accrued, absolute, contingent or otherwise, or whether due or to become due, or otherwise, whether known or unknown, arising out of events, transactions or facts which shall have occurred, arisen or existed on or prior to the Closing Date, which liabilities and obligations, if ever in existence, shall continue to be liabilities and obligations of the Stockholders or Seller, as the case may be. Specifically, but without limiting the foregoing, Buyer shall not assume or be liable for the following debts, liabilities and obligations (the "Excluded Liabilities"):

               3.2.1 Accounts Payable. Except as provided in Section 3.1.1, all accounts payable and accrued liabilities of Seller.

               3.2.2 Violation of Representations, Etc. Debts, obligations or liabilities which arise or exist in violation of any of the representations, warranties, covenants or agreements of the Stockholders or Seller contained in this Agreement or in any statement or certificate delivered to MFI or Buyer by or on behalf of the Stockholders or Seller on or before the Closing Date pursuant to this Agreement or in connection with the transactions contemplated hereby.

               3.2.3 Undisclosed Liabilities. Debts, obligations or liabilities of any kind or nature, whether absolute, accrued, contingent or otherwise, required by this Agreement to be disclosed to Buyer, if not so disclosed in writing and specifically assumed in writing by Buyer.

               3.2.4 Contingent Liabilities. Contingent liabilities of the Stockholders or Seller of any kind arising or existing on or prior to the Closing Date, including, but not limited to, claims, proceedings or causes of action which are currently or hereafter become, the subject of claims, assertions, litigation or arbitration.

               3.2.5 Taxes Due on Sale. Except as provided in Section 2.1(c), debts, obligations or liabilities of the Stockholders or Seller for Federal, state, county, local, foreign or other income, sales, use or transfer taxes or assessments (including interest and penalties thereon, if any) of any kind whatsoever arising from, based upon or related to the sale, transfer or delivery of the Purchased Assets pursuant to this Agreement.

               3.2.6 Other Taxes. Debts, obligations or liabilities of the Stockholders or Seller, whether absolute, accrued, continent or otherwise, for
(i) Federal and state income taxes; (ii) all franchise taxes of Seller (including interest and penalties thereon, if any); and (iii) any other Taxes of Seller or the Stockholders.

               3.2.7 Pension and Other Employee Plans. Debts, obligations or liabilities under any pension, profit sharing, savings, retirement, health, medical, life, disability, dental, deferred compensation, stock option, bonus, incentive, severance pay, group insurance or other similar employee plans or arrangements, or under any policies, handbooks, or custom or practice, or any employment agreements, whether express or implied, applicable to any of Seller's employees at any time through and including the Closing Date.

               3.2.8 Environmental Matters. Any debts, expenses, obligations or liabilities arising out of claims alleging damage to the environment or similar claims with respect to the conduct of the Business or the ownership or operation by Seller of real property on or before the Closing Date.

               3.2.9 Infringements. Any liability or obligation of Seller arising out of any wrongful or unlawful violation or infringement of any proprietary right of any person or entity occurring on or prior to the Closing Date.

               3.2.10 Indebtedness. Any liabilities or obligations in respect of the borrowing of money or issuance of any note, bond, indenture, loan, credit agreement or other evidence of indebtedness or direct or indirect guaranty or assumption of indebtedness, liabilities or obligations of others, whether or not disclosed in this Agreement or otherwise of Seller.

               3.2.11 Litigation. Debts, expenses, obligations or liabilities of the Seller or the Stockholders arising out of any claim, action, suit or proceeding pending as of the Closing Date or arising out of or relating to matters or events occurring on or prior to the Closing Date (whether or not such claim is then asserted).

               3.2.12 Excluded Assets. Any liabilities or obligations arising out of or relating to the Excluded Assets.

     4.   REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS AND SELLER.
          -------------------------------------------------------------

     Each of the Stockholders and Seller, jointly and severally, represent and warrant to MFI and Buyer as follows:

          4.1 Authorization. Each of the Stockholders has all necessary power and authority to make, execute and deliver this Agreement and all other agreements and documents to be executed and delivered by him pursuant hereto, and to consummate the transactions contemplated hereby and thereby. This Agreement constitutes, and all other agreements and documents to be executed and delivered by the Stockholders pursuant hereto, will constitute, the valid and binding agreements of the Stockholders, enforceable in accordance with their respective terms (subject, as to the enforcement of remedies, to general equitable principles and to bankruptcy, insolvency and similar laws affecting creditors' rights generally).

          4.2 No Violation. Neither the execution and delivery of this Agreement by the Stockholders, nor of any other agreement or document to be executed and delivered by the Stockholders pursuant hereto, nor the consummation by the Stockholders of the transactions contemplated hereby or thereby, will constitute a violation of, or be in conflict with, or result in a cancellation of or constitute a default under, or create (or cause the acceleration of the maturity of) any debt, obligation or liability affecting the Purchased Assets pursuant to, or result in the creation or imposition of any security interest, lien, or other encumbrance upon the Purchased Assets under: (a) to Seller's Knowledge, any judgment, decree, order, regulation or rule of any court or governmental authority; (b) to Seller's Knowledge, any statute or law, or (c) any contract, agreement, lease or other commitment to which either of the Stockholders is a party or by which either of the Stockholders are bound.

          4.3 Organization, Power and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and has all requisite corporate power and authority to own or hold under lease its properties and assets and to carry on its business as now conducted. Seller is duly qualified to do business and is in good standing as a foreign corporation in the State of New Jersey. True and complete copies of the certificate of incorporation, as amended to date, and the by-laws, as amended to date, of Seller have been furnished to Buyer. The minute books and stock record books of Seller containing minutes of director and stockholder meetings and stock transfer and ownership records are complete and correct in all material respects.

          4.4 Subsidiaries. (a) Seller has no Subsidiaries and does not own, directly or indirectly, any stocks, bonds or securities or any equity or other proprietary interest in any corporation, partnership, joint venture, business enterprise or other entity of any nature whatsoever.

          (b) The Stockholders (including their spouses and minor children) and their Controlled Entities (including Seller), in the aggregate, have "total assets" (as such term is defined in the HSR Act) of less than $10 million. For this purpose, "Controlling Entities" shall mean any Person, directly or indirectly, controlled by either or both of the Stockholders and the Stockholders shall be deemed to "control" any entity in which either or both of the Stockholders: (i) hold 50% or more of the outstanding voting securities,
(ii) if such entity does not have outstanding voting securities, have the right to 50% or more of the profits of the entity, or have the right in the event of a dissolution to 50% or more of the assets of the entity, or (iii) have the contractual power presently to designate 50% or more of the directors of a corporation or in the case of an unincorporated entity, of individuals exercising similar functions.

          4.5. Authorization; Seller. Seller has all necessary power and authority (corporate or otherwise) to make, execute and deliver this Agreement and all other agreements and documents to be executed and delivered by it pursuant hereto, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other agreements and documents to be executed and delivered herewith, and the consummation of the transactions contemplated hereby and thereby, have been duly approved and authorized by all necessary corporate actions on behalf of Seller. This Agreement constitutes, and all other agreements and documents to be executed and delivered by Seller will constitute, the valid and binding agreements of Seller, enforceable in accordance with their respective terms (subject, as to the enforcement of remedies, to general equitable principles and to bankruptcy, insolvency and similar laws effecting creditors' rights generally).

          4.6 No Violation; Seller. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will constitute a violation of, or be in conflict with, or result in a cancellation of, or constitute a default under, or create (or cause the acceleration of the maturity of) any debt, obligation or liability affecting the Purchased Assets pursuant to, or result in the creation or imposition of any security interest, lien, or other encumbrance upon any of the Purchased Assets under: (a) any term or provision of the certificate of incorporation or by-laws (or other organic document) of Seller; (b) to Seller's knowledge, any judgment, decree, order, regulation or rule of any court or governmental authority; (c) to Seller's knowledge, any statute or law; (d) any contract, agreement, indenture, lease or other commitment to which Seller is a party or is bound; or (e) cause any material change in the rights or obligations of any party under any such contract, agreement, indenture, lease, or other commitment.

          Except as set forth on Schedule 4.6 hereto, no consent of, or notice to, any federal, state, local or foreign authority, or any private person or entity, is required to be obtained or given by the Stockholders or Seller in connection with the execution, delivery or performance of this Agreement or any other agreement or document to be executed, delivered or performed hereunder by the Seller or the Stockholders, or to enable Seller to continue to conduct the Business after the Closing in the manner in which it is currently conducted.

          4.7 Capitalization. The Seller's authorized capital stock consists of 200 shares of Common Stock, of which 20 shares are currently issued and outstanding and owned of record and beneficially by the Stockholders. All of the currently issued and outstanding shares of the capital stock of Seller are duly authorized, validly issued and outstanding, fully paid and nonassessable and have not been issued in violation of any stockholder rights under applicable law (including, without limitation, all applicable federal and state securities laws), Seller's certificate of incorporation or by-laws (or other organic documents) or the terms of any agreement to which Seller is a party or by which it is bound. Seller does not have any outstanding subscriptions, options, warrants, rights or other agreements granting to any person, firm or corporation any interest in or right to acquire from Seller at any time, or upon the happening of any stated event, any shares of the Seller's capital stock, or any interest therein; or requiring Seller to repurchase, reacquire or redeem any of its capital stock.

          4.8  Financial Information.
               ---------------------

          (a) Schedule 4.8 hereto contains true and correct copies of the unaudited balance sheets of Seller, together with the related statements of income and retained earnings at and for each of the two (2) consecutive calendar years ended December 31, 1997 (the "Financial Statements"). The balance sheets included in the Financial Statements are complete and accurate and fairly present the assets, liabilities and financial condition of Seller as at the date thereof, and the statements of income and retained earnings included in the Financial Statements are complete and accurate and fairly present the results of operations for the period therein referred to, all in accordance with GAAP.

          (b) Seller has provided Buyer with copies of its Federal income tax returns for the 1995, 1996 and 1997 calendar years. The amounts reported in such tax returns as the revenues, expenses and net income of the Seller during the periods covered by such tax returns are true and correct and fairly present the results of operations of the Seller during such periods.

          4.9 Liabilities and Obligations. Seller does not have any liabilities or obligations (direct or indirect, contingent or absolute, matured or unmatured) of any nature whatsoever, whether arising out of contract, tort, statute or otherwise, which are not reflected, reserved against or given effect to in the most recent balance sheet included in the Financial Statements except:
(a) liabilities and obligations incurred in the ordinary course of business since the dates of the most recent balance sheet included in the Financial Statements, which are of the same nature as those set forth in such balance sheet, and which are not, individually or in the aggregate, material to Seller, or (b) liabilities and obligations which are specifically disclosed in Schedule
4.9. To the Seller's Knowledge, there is no basis for assertion against Seller of any liabilities or obligations not adequately reflected, reserved against or given effect to in the most recent balance sheet included in the Financial Statements or in Schedule 4.9 except for liabilities and obligations described in clause (a) above.

          4.10 Absence of Certain Changes . Except as disclosed in Schedule 4.10, since December 31, 1997, there has not been: (a) any material adverse change in the condition (financial or otherwise) of the properties, assets, liabilities, results of operation or business prospects of Seller; (b) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the properties, assets, liabilities, financial condition, results of operations or business prospects of Seller; (c) any direct or indirect redemption, retirement, purchase or other acquisition of any of such stock, or any issuance of shares of stock or the granting, issuance or exercise of any right, warrant, option or similar commitment relating to Seller's authorized or issued capital stock; (d) any increase in the compensation, commissions or perquisites payable or to become payable by Seller to any director, officer, employee, or agent of Seller, or any payment of any bonus, profit sharing or other extraordinary compensation to any employee of Seller (other than any such increase or payment to persons other than the Stockholders or their affiliates that were paid or that become payable in the ordinary course of business consistent with past practices); (e) any change in the accounting methods or practices followed by Seller or any change in depreciation or amortization policies or rates theretofore adopted; (f) any cancellation of any debts owed to or claims held by Seller; (g) any sale, lease, abandonment or other disposition by Seller of any real property, or, other than in the ordinary course of business, of any machinery, equipment or other operating properties, or any intangible assets utilized in the business of Seller.

          4.11 Tax Returns and Reports. All returns and reports relating to Taxes (the "Tax Returns") required to be filed by Seller through the date hereof have been, and as to Tax Returns required to be filed through the Closing Date will be, timely filed with the appropriate governmental authorities in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are or will be true and correct and prepared in accordance with applicable law and regulations and properly reflect, or will properly reflect, the Taxes of Seller for the periods covered thereby.

          Except as set forth on Schedule 4.11, all Taxes due and payable by Seller with respect to all periods prior to and through the date hereof have been, and through the Closing Date will be, duly and properly computed, reported, fully paid and discharged and there are no unpaid Taxes with respect to any period prior to and through the date hereof, and there will not be any unpaid Taxes with respect to any period through the Closing Date, which are or could become a lien on the properties and assets of Seller, except for current Taxes not yet due and payable. All unpaid Taxes, whether or not disputed, for all periods ending prior to and through the date hereof have been, and through the Closing Date will be, properly accrued on the books and financial records of Seller in accordance with GAAP and in amounts sufficient for the payment of all unpaid Taxes required to be paid by Seller with respect to such periods.

          Neither the Stockholders nor Seller has received any notice of assessment or proposed assessment by the Internal Revenue Service ("IRS") or any other governmental authority in connection with any Tax Returns and there are no pending tax examinations of or tax claims asserted against Seller or its properties, except as disclosed in Schedule 4.11. To the Seller's Knowledge, there has been no intentional disregard of any statute, regulation, rule or revenue ruling in the preparation of any Tax Return applicable to Seller. Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          Except as disclosed in Schedule 4.11, there are no Tax liens on any of the properties or assets of Seller except for liens for current taxes not yet due and payable and there is no basis for any additional assessment of any Taxes with respect to Seller. None of the Stockholders or Seller has waived any law or regulation fixing, or consented to the extension of, any period of time for assessment of any Taxes which waiver or consent is currently in effect.

          Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or due and owing to any employee, creditor, independent contractor, or other third party and, to the Seller's knowledge, Seller has properly reflected the status of all employees and independent contractors in connection therewith as required by all applicable laws.

          Seller has never been a member of an affiliated group within the meaning of Section 1504 of the Code (or any similar group defined under a similar provision of any state, local or foreign law (an "Affiliated Group")) filing a consolidated federal income Tax Return (other than an Affiliated Group of which Seller is the includible common parent) and has never incurred any liability for the Taxes of any Person under Treas. Reg. Section 1.1502-6 (or any similar provision of any state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          Seller has had in effect a valid election to be treated as an S corporation under the Code since its inception. Copies of all income tax returns for or in respect of Seller for all years not barred by the statute of limitations have heretofore been delivered by it to Buyer.

          4.12 Title to and Condition of Assets. Seller is the owner of, and has good and marketable title to, all of its properties and assets, including those assets and properties reflected in the most recent balance sheet included in the Financial Statements (other than those properties and assets disposed of by Seller since the date of the most recent balance sheet included in the Financial Statements, in the ordinary course of business and for fair value) in the amounts and categories reflected therein, and to all properties and assets acquired by Seller after the date thereof, free and clear of all mortgages, liens, pledges, charges, security interests, encumbrances or other third party interests of any nature whatsoever, except for: (a) the lien of current taxes not yet due and payable, and (b) other title exceptions disclosed and described in Schedule 4.12 hereto. Except as disclosed in Schedule 4.12, the properties and assets of Seller that are utilized in the operation of the Business (including all buildings) are in good operating condition and repair, ordinary wear and tear excepted, are usable in the ordinary course of business and, except as disclosed in Schedule 4.12, to Seller's Knowledge, conform in all material respects to all applicable statutes, ordinances and regulations relating to their construction, use and operation.

          Except as set forth in Schedule 4.12, (i) Seller's assets and properties include all assets, properties and rights necessary to conduct the Business in the manner conducted since January 1, 1997, and (ii) none of the Seller or the Stockholders has retained or failed to deliver any asset or right of any kind or nature, which is owned by Seller or the Stockholders or to which it or he has rights, which is necessary to, or designed for or used in the conduct of the Business.

          4.13 Real Estate and Leases. There is disclosed in Schedule 4.13 a description of all real estate (including buildings and improvements) owned or leased by Seller according to the character of the property and the location thereof; and a brief description (including in each case the annual rental payable, the expiration date, a brief description of the property covered and the name of the lessor) of every lease or agreement (written or oral) under which Seller is lessee of, or holds or operates, any real property. To Seller's Knowledge, each of such leases and agreements is in full force and effect and constitutes a legal, valid and binding obligation of the respective parties thereto. To Seller's Knowledge, neither Seller nor any other party thereto is in default in any material respect under any such lease or agreement nor has any event occurred which with the passage of time or giving of notice or both would constitute such a default. Except as disclosed on Schedule 4.22, to Seller's Knowledge, the real property and the buildings thereon owned or utilized by Seller in the conduct of the Business do not violate any building, zoning or other laws or ordinances, or any agreements, applicable thereto, and no notice of any such violation or claimed violation has been received by Seller.

          4.14 Contracts. Except as set forth in Schedule 4.14, Seller is not a party to, or bound by, any oral or written contracts, agreements, commitments or understandings ("Contracts"): (a) for the employment of any officer or employee earning more than $50,000 per annum or which is not cancelable without payment of severance and on thirty (30) days notice or less; (b) for the purchase or sale of capital stock or interests in or convertible to capital stock; (c) for the borrowing of money (including any mortgage, indenture or other instrument) or the guaranty of any obligation for the borrowing of money; (d) for leasing personal property (including, without limitation, leases for office or computer equipment, furniture, fixtures, and vehicles) which require an annual payment in excess of $10,000 or the term of which at any time exceeded two (2) years; (e) involving the payment of in excess of $100,000 per annum for services rendered by Seller to its customers; (f) involving the payment of in excess of $10,000 per annum by Seller or the term of which at any time exceeded two (2) years (including, without limitation, vendor supply contracts or customer "blanket" purchase orders); (g) providing for the services of dealers, distributors, sales representatives or similar representatives involving the payment or receipt of in excess of $10,000 per annum by Seller; (h) relating to the ownership, use or licensing of any patents, trademarks, trade names, brand names, copyrights, inventions, processes, know-how, formulae, trade secrets or other proprietary rights; (i) for the engagement of any independent contractor or agent to assist Seller in the gathering of information relating to market research involving the payment of in excess of $10,000 per annum by Seller; or (j) otherwise material to Seller.

          To Seller's Knowledge, all of the Contracts constitute legal, valid and binding obligations of the respective parties thereto, are in full force and effect, and neither the Seller nor any other party thereto has violated any provision of, or committed or failed to perform any act which with notice, lapse of time or both would constitute a default under the provisions of any Contract, the termination of which could have a Material Adverse Effect. Correct and complete copies of all written Contracts disclosed on Schedule 4.14 have been made available to Buyer.

          4.15 Projects in Process. A schedule of Seller's projects in progress, indicating the completion percentage for each such project and the amount of Customer Deposits, Unearned Billings and Work in Process as of the close of business on the Closing Date is attached as Schedule 4.15 hereof. The information set forth on Schedule 4.15 is complete and accurate and fairly presents the completion percentage and amount of Customer Deposits, Unearned Billings and Work in Process as of the close of business on the Closing Date.

          4.16 Litigation. Except as disclosed in Schedule 4.16, there are no lawsuits, proceedings, claims or governmental investigations pending or, to the Seller's Knowledge, threatened against, or involving, Seller, any of its properties or assets, or any officers or directors of Seller, and there is no basis known to the Seller or the Stockholders for any such action, which in each case could have a Material Adverse Effect. Except as set forth in Schedule 4.16, there are no judgments, consents, decrees, injunctions, or any other judicial or administrative mandates outstanding against the Stockholders or Seller which could have a Material Adverse Effect.

          4.17  Bank Accounts, Guarantees and Powers. Schedule 4.17 sets forth:
(a) a list of all accounts and deposit boxes maintained by Seller at any bank or other financial institution and the names of the persons authorized to effect transactions in such accounts and with access to such boxes; (b) all agreements or commitments of Seller guaranteeing the payment of money or the performance of other contracts by Seller, or by any third persons; and (c) the names of all persons, firms, associations, corporations or business organizations holding general or special powers of attorney from Seller, together with a summary of the terms thereof.

          4.18 Insurance. Schedule 4.18 contains a list of all insurance policies (specifying (a) the insurer, (b) the amount of coverage, (c) the type of insurance, (d) the policy number, and (e) any currently pending claims thereunder or any claims asserted thereunder or under similar policies since January 1, 1997) maintained by or on behalf of Seller on its properties, assets, business or personnel. To Seller's Knowledge, all such policies are in full force and effect, and Seller is not in default in any material respect with respect to any provision contained in any insurance policies, nor has Seller failed to give any notice or present any claim thereunder in due and timely fashion.

          To Seller's Knowledge, all such insurance is in such amounts and against such risks as are usual and customary to protect the business of Seller and its assets and properties. At no time has Seller been denied any insurance or indemnity bond coverage which it has requested, or received any written notice from or on behalf of any insurance carrier presently providing insurance relating to it that (i) insurance rates may or will be substantially increased;
(ii) policies presently in effect will be canceled or will not be renewed; or
(iii) material alterations to any of the properties or business operations of Seller are necessary or required by such carrier. None of such insurance policies are subject to retroactive premium adjustment in respect of prior periods.

          4.19 Employment and Labor Matters. Except as disclosed on Schedule 4.19, Seller is not a party to or is otherwise bound by any contract, agreement or collective bargaining agreement with any labor union or organization or other commitment respecting employment or compensation of any of their respective officers, directors, agents or employees, and no employees of Seller are represented by any labor union or similar organization.

          Except as set forth on Schedule 4.19, there are no charges or complaints involving any federal, state or local civil rights enforcement agency or court; complaints or citations under the Occupational Safety and Health Act or any state or local occupational safety act or regulation; unfair labor practice charges or complaints with the National Labor Relations Board; or other claims, charges, actions or controversies pending, or, to the Seller's Knowledge, threatened or proposed, involving Seller and any employee, former employee or any labor union or other organization representing or claiming to represent such employees' interests, which could have a Material Adverse Effect.

          Seller is and has heretofore been in compliance in all material respects with all laws, rules and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, the sponsorship, maintenance, administration and operation of (or the participation of its employees in) employee benefit plans and arrangements and occupational safety and health programs, and Seller is not engaged in any violation of any law, rule or regulation related to employment, including unfair labor practices or acts of employment discrimination, which could have a Material Adverse Effect.

          4.20 Employee Benefits. As used herein, the term "Employee Plan" includes any pension, retirement, savings, disability, medical, dental, health, life (including any individual life insurance policy to which Seller makes premium payments, whether or not such party is the owner, beneficiary or both of such policy), death benefit, group insurance, profit sharing, deferred compensation, stock option, bonus, incentive, vacation pay, severance pay, or other employee benefit plan, trust, arrangement, contract, agreement, policy or commitment (including without limitation, any pension plan ("Pension Plan") as defined in Section 3(2) of ERISA, and any welfare plan as defined in Section 3(1) of ERISA ("Welfare Plan")), whether any of the foregoing is funded, insured or self-funded, written or oral, (a) to which Seller is a party or by which Seller (or any of its rights, properties or assets) is bound, or (b) with respect to which Seller has made any payments, contributions or commitments since December 31, 1992, or may otherwise have any liability (whether or not any such party still maintains such plan, trust, arrangement, contract, agreement, policy or commitment). With respect to the Employee Plans:

          (a) There are no Employee Plans or any employees entitled to retiree benefits under any Welfare Plans except as disclosed in Schedule 4.20, and true and correct copies of such Employee Plans have been furnished to Buyer.

          (b) True and correct copies of all employee manuals or written statements of policy relating to the employment of employees of Seller, if any, have been furnished to Buyer.

          (c) Seller has not received any notice to correct any material violation of any applicable laws, rules or regulations relating to any of said plans, programs or policies described in Schedule 4.20 or the manner in which they are administered, with which it has not complied; and the provisions and operations of all such plans, programs and policies are in substantial compliance with applicable laws and governmental rules and regulations.

          (d) Seller does not maintain or contribute to, nor at any time maintained or contributed to, a "defined benefit plan" within the meaning of Section 3(35) of ERISA. Seller does not maintain or has had an obligation to contribute to any multiemployer plan (within the meaning of Section 3(37) of ERISA). Seller does not maintain any employee welfare benefit plan (as described in Section 3(1) of ERISA) except as set forth in

     Schedule 4.20. Each employee benefit plan (within the meaning of Section 3(3) of ERISA) and each related trust, insurance contract or fund maintained by, or contributed to, by Seller has complied in form and operation with all filings, reporting, disclosure and other requirements of ERISA and, to the extent applicable, the Code, except where the failure to so comply would not have a Material Adverse Effect. Neither Seller nor any of its officers or directors has engaged in any transaction in violation of the prohibited transactions provisions set forth in Section 4975 of the Code or Section 406 of ERISA, which would be reasonably likely to result in material liability to any such party.

          (e) All required reports and descriptions (including Form 5500 annual reports, summary annual reports, PBGC-1's, and summary plan descriptions) have been timely filed or distributed appropriately with respect to each Employee Plan. The requirements of COBRA have been met with respect to each Welfare Plan.

          (f) All contributions (including employer contributions and employee salary reduction contributions) which are due have been paid to each Pension Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each Pension Plan. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Welfare Plan.

          (g) There is no Employee Plan that is a Welfare Plan, the benefits under which are not provided exclusively from the assets of Seller or through insurance contracts.

          (h) The financial and actuarial statements, if any, for each Employee Plan reflect in all material respects the financial condition and funding of the Employee Plans as of the date of such financial and actuarial statements, and no change has occurred with respect to the financial condition or funding of the Employee Plans since the date of such financial and actuarial statements which change would have a Material Adverse Effect.

          (i) Except as disclosed in Schedule 4.20, Seller has not incurred, and has not taken any actions that would cause to occur, a "complete withdrawal" or "partial withdrawal", as defined in Sections 4203(a) and 4205(a), respectively, of ERISA, from any multiemployer pension plan as to which Seller contributes, has contributed or has had an obligation to contribute. Except as disclosed in Schedule 4.20, Seller has not received from the sponsor of a multiemployer pension plan any notice of, or any notice relating to, withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA relating to such plan.

          4.21 Patents, Trademarks and Licenses. Schedule 4.21 hereto lists the current interests of each of the Stockholders and Seller in all patents, trademarks, tradenames and copyrights owned, and all material patents, trademarks, tradenames and copyrights used, in the conduct of the Business, and all registrations and applications therefor ("Intellectual Property Rights"); and a list of all licenses and similar agreements by or to any of such persons or their affiliates relating to any of the foregoing ("Licenses"). True, correct and complete copies of each of the Licenses have been furnished to Buyer.

          Except as described in Schedule 4.21, to Seller's Knowledge, Seller is the sole and exclusive owner of all of the Intellectual Property Rights and Licenses, and has the sole and exclusive right to use such rights and licenses or receive the payments of fees and royalties described therein. To Seller's Knowledge, no other person or entity owns any right, title or interest not specified in Schedule 4.21, or has any right to a royalty or payment of any kind from Seller with respect to the Intellectual Property Rights or Licenses. There are no asserted claims or litigation challenging or threatening to challenge the right, title and interest of Seller to use the Intellectual Property Rights.

          To Seller's Knowledge, the operation of the Business does not violate any rights of others in the Intellectual Property Rights and/or Licenses, no further rights or licenses with respect thereto are required by Seller for the conduct of the Business as now being conducted by it, and the rights of Seller are not being violated or infringed by others. The consummation of the transactions contemplated by this Agreement will not alter or impair any of the rights of Seller to use the Intellectual Property Rights.

          4.22 Legal Compliance. To Seller's Knowledge, Seller is not in violation of any law, regulation or order of any court or federal, state, municipal, foreign or other governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, laws, regulations, orders, restrictions and compliance schedules applicable to environmental standards, immigration, controls, wages and hours, civil rights and occupational health and safety) and none of the Stockholders or Seller has received any notice of claimed noncompliance.

          Seller possesses or has applied for all material governmental and other permits, licenses, consents, certificates, orders, authorizations and approvals (the "Approvals") to own or hold under lease and operate its properties and assets and to carry on the Business as now conducted. None of the Stockholders or Seller has received any notice of proceedings relating to the revocation or modification of any such Approvals which, singly or in the aggregate, if the subject of an unfavorable ruling or finding, could have a Material Adverse Effect. The Approvals are identified in Schedule 4.22. Seller is operating in substantial compliance with the provisions, terms and conditions of the Approvals.

          4.23  Transactions with Affiliates.  Except as described in Schedule
4.23 hereto, none of the Stockholders nor any officer or director of Seller, nor any member of the immediate family of any such persons:

          (i) has any direct or indirect interest in (A) any property or asset which is owned or used by Seller in the conduct of the Business, or (B) any entity which does business with Seller; or

          (ii) has any financial, business or contractual relationship or arrangement with Seller or has any outstanding loans from or to Seller.

          For purposes of subsections (i) and (ii) above, no interest or transaction need be disclosed if it arises solely out of the ownership of two percent (2%) or less of the securities of a company that are registered pursuant to Section 12 of the Exchange Act.

          4.24 Environmental Matters. To Seller's Knowledge, Seller is not now, nor have it been in the past, in violation of any applicable federal, state, local or foreign environmental laws, regulations and guidelines as enacted, amended or reauthorized, promulgated, published or proposed ("Environmental Laws"), nor has Seller received any notice of claimed noncompliance with any Environmental Laws. To Seller's Knowledge, Seller has not released, disposed, treated, or arranged for the storage, disposal or treatment of, any Hazardous Substance or other waste. For purposes hereof, "release" shall have the meanings assigned to it in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"). "Hazardous Substance" shall have the meanings assigned to it in CERCLA and, in addition, shall include fuel oil and petroleum and any constituent thereof and any petroleum-based product. To the Seller's Knowledge, there are no underground storage tanks or Hazardous Substances located on the properties leased by Seller.

          4.25 Customers. Schedule 4.25 lists all of the Seller's cancer audit subscribers and the nine (9) largest clients of the Seller's Custom Research division in terms of purchases of other products during the 1997 calendar year, showing in each case the approximate total purchases by each such client during each such period. Since December 31, 1997, there has not been any adverse change in the business relationship of Seller with any of such subscribers and/or clients in any material respect. To Seller's knowledge, no subscriber or client listed on Schedule 4.25 intends to cease purchasing from or dealing with MFI or Buyer after the Closing nor intends to alter in any material respect the amount of such purchases or the extent of dealings with Buyer after the Closing.

          4.26 Disclosure. No representation or warranty of the Stockholders or Seller made hereunder contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. Copies of all documents referred to herein or in the Schedules have been delivered or made available to Buyer, are true, correct and complete copies thereof, and include all amendments, supplements or modifications thereto or waivers thereunder.

          Except as expressly set forth in this Agreement and the Schedules, neither of the Stockholders nor Seller has knowledge of any facts which will or may reasonably be expected to have any Material Adverse Effect.

          4.27 Disclaimer. Except as expressly set forth in this Article IV, the Stockholders and Seller make no representations and warranties, express or implied, in respect of the Seller, its assets, liabilities, financial condition, or income, or the future financial prospects of the Business.

     5.  REPRESENTATIONS AND WARRANTIES OF MFI AND BUYER.

     MFI and Buyer, jointly and severally, represent and warrant to each of the Stockholders and Seller as follows:

          5.1 Organization. Each of MFI and Buyer is a corporation duly organized and existing under the laws of its jurisdiction of incorporation, and has all requisite corporate power and authority to own or hold under lease its properties and assets and to carry on its business as now conducted. Each of MFI and Buyer is duly qualified to do business and is in good standing as a foreign corporation in every jurisdiction in which the nature of its activities or the ownership or leasing of property requires such qualification, except where the failure to so qualify would not have a material adverse effect upon their respective properties, assets, financial condition, results of operation or business prospects. True and complete copies of the certificate of incorporation, as amended to date, and the by-laws, as amended to date, of MFI and Buyer have been furnished to Seller.

          5.2 Authorization. Each of MFI and Buyer has all requisite power and authority to execute and deliver this Agreement and all other agreements and documents to be executed and delivered by MFI and Buyer pursuant hereto and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and all other agreements and documents to be executed and delivered by MFI and Buyer pursuant hereto, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on each of MFI's and Buyer's part and this Agreement and all other agreements and documents to be executed and delivered by MFI and Buyer pursuant hereto constitute the valid and binding agreements of MFI and Buyer, enforceable in accordance with their respective terms (subject, as to the enforcement of remedies, to general principles of equity and to bankruptcy, insolvency and similar laws affecting creditors' rights generally).

          5.3 No Violation. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will constitute a violation of, or be in conflict with, or result in a cancellation of, or constitute a default under, or create (or cause the acceleration of the maturity of) any debt, obligation or liability affecting, or result in the creation or imposition of any security interest, lien, or other encumbrance upon any of the assets of MFI or Buyer under: (a) any term or provision of the certificate of incorporation or by-laws of MFI or Buyer; (b) any judgment, decree, order, regulation or rule of any court or governmental authority; (c) any statute or law; (d) any contract, agreement, indenture, lease or other commitment to which MFI or Buyer is a party or is bound; or (e) cause any material change in the rights or obligations of any party under any such contract, agreement, indenture, lease, or other commitment.

          No consent of, or notice to, any federal, state or local authority, or any other person or entity is required to be obtained or made by MFI or Buyer in connection with the execution, delivery and performance of this Agreement and the other agreements and documents to be executed, delivered and performed by MFI or Buyer pursuant hereto.

          5.4 SEC Reports. Since January 1, 1995, MFI has filed all reports and other documents required to be filed by it with the Securities and Exchange Commission under the Exchange Act, including but not limited to proxy statements and reports on Form 10-K, Form 10-Q and Form 8-K (collectively, the "MFI SEC Reports"). Except as described in the MFI SEC Reports, MFI is not a party to any material pending legal proceedings, other than ordinary routine litigation incidental to its business.

          5.5 Disclosure. No representation or warranty of MFI or the Buyer made hereunder contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

     6.  CONDITIONS OF CLOSING.

          6.1 Conditions to MFI's and Buyer's Obligations. The obligations of MFI and Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at the Closing of each of the following conditions:

               6.1.1 Opinion. Buyer shall have received from Morgenthau, Greenes, Goldfarb & Aronauer, P.C., counsel to the Stockholders and Seller, an opinion of such counsel, dated as of the Closing Date, in the form attached hereto as Exhibit A.

               6.1.2 Employment Agreements. Rupnow and Fish shall have entered into Employment Agreements with Buyer in the forms attached hereto as Exhibit B and Exhibit C, respectively.

               6.1.3 Closing Documents. The following documents shall have been delivered to MFI and the Buyer:

               (a) Bill of Sale. A bill of sale for the assignment, transfer and conveyance of the Purchased Assets from Seller to Buyer, in form and substance reasonably acceptable to MFI's counsel.

               (b) Certified Charter. A true and complete copy of the articles of incorporation of Seller, certified by its secretary.

               (c) Secretary's Certificate. True and complete copies of the bylaws of Seller and the resolutions of the board of directors of Seller certified by its Secretary authorizing the execution, delivery and performance of this Agreement.

               (d) Good Standings. Certificates of legal existence and good standing dated within fifteen (15) days prior to the Closing Date for Seller from its jurisdiction of incorporation and each jurisdiction in which it is qualified to do business.

               (e) Other. Such other documents as counsel for MFI may reasonably request.

          6.2 Conditions to the Stockholders' and Seller's Obligations. The obligations of the Stockholders and Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at the Closing of each of the following conditions:

               6.2.1 Opinion. The Stockholders and Seller shall have received from Lord, Bissell & Brook counsel to MFI and Buyer, an opinion of such counsel, dated as of the Closing Date, in the form attached hereto as Exhibit D.

               6.2.2 Closing Documents. The following documents shall have been delivered to the Seller:

               (a) Purchase Price. The portion of the Purchase Price payable at Closing in accordance with Section 2.1 hereof.

               (b) Assumption Agreement. An agreement for the assumption by Buyer of the Assumed Liabilities, in form and substance reasonably acceptable to Seller's counsel.

               (c) Certified Charter. A true and complete copy of the articles of incorporation of MFI and Buyer, certified by its secretary.

               (d) Secretary's Certificate. True and complete copies of the bylaws of MFI and Buyer and the resolutions of the board of directors of MFI and Buyer certified by its Secretary authorizing the execution, delivery and performance of this Agreement.

               (e) Good Standing. Certificate of legal existence and good standing dated within fifteen (15) days prior to the Closing Date for MFI and Buyer from the jurisdiction of its incorporation.

               (f) Other. Such other documents as counsel for the Stockholders and the Seller may reasonably request.

     7.  INDEMNIFICATION.

     From and after the Closing, the parties shall be indemnified as set forth below.

          7.1 Indemnification of MFI and Buyer. The Stockholders and Seller, jointly and severally, covenant and agree with MFI and Buyer that they shall reimburse and indemnify and hold MFI and Buyer and their respective directors, officers, employees and agents (the "Buyer Indemnified Parties") harmless from, against and in respect of any and all actions, suits, claims, proceedings, investigations, audits, demands, assessments, fines, judgments, costs and expenses, (including, without limitation, reasonable attorneys' fees) ("Claims") incurred by any of the Buyer Indemnified Parties that result from:

          (a) any inaccuracy in or breach of any representations or warranties made by the Stockholders and Seller in this Agreement, the Schedules or any other written statement, list, certificate or other instrument furnished to MFI or Buyer by or on behalf of the Stockholders or Seller pursuant to this Agreement;

          (b) any nonfulfillment of any covenant or agreement of any of the Stockholders or Seller under this Agreement;

          (c) any liabilities and obligations of the Stockholders or Seller that are not Assumed Liabilities;

          (d) any Taxes, payments or accruals for salaries, wages, and amounts payable under Employee Plans or otherwise to employees or agents of Seller, in each case relating to and incurred with respect to the periods on or prior to the Closing Date, whether or not due or payable on or prior to the Closing Date;

          (e) any claims or litigation matters which relate or are due to the conduct of the Business on or prior to the Closing Date, including, without limitation, the claims described in Schedule 4.16 hereto;

          (f) any fees, expenses or other payments incurred or owed by the Stockholders or Seller to any brokers or comparable third parties retained or employed by them or their affiliates in connection with the transactions contemplated by this Agreement;

          (g) any claims made by a third party alleging facts which, if true, would entitle the Buyer to indemnification pursuant to (a) through (f) above; or

          (h) any failure of the Stockholders or Seller to comply with their obligations under this Section 7.1.

          7.2 Indemnification of the Stockholders and Seller. MFI and Buyer, jointly and severally, covenant and agree with the Stockholders and Seller that they shall reimburse and indemnify and hold each of the Stockholders and Seller (the "Seller Indemnified Parties") harmless from, against and in respect of any and all Claims incurred by any of the Seller Indemnified Parties that result from:

          (a) any inaccuracy in or breach of any representations or warranties made by MFI or Buyer in this Agreement, the Schedules or any other written statement, list, certificate or other instrument furnished to the Stockholders or Seller by or on behalf of MFI or the Buyer pursuant to this Agreement;

          (b) any nonfulfillment of any covenant or agreement of MFI or Buyer under this Agreement;

          (c) all liabilities and obligations of Seller that are Assumed Liabilities;

          (d) any fees, expenses or other payments incurred or owed by MFI or the Buyer to any brokers or comparable third parties retained or employed by them or their affiliates in connection with the transactions contemplated by this Agreement;

          (e) any claims made by a third party alleging facts which, if true, would entitle the Stockholders or Seller to indemnification pursuant to (a) through (d) above; or

          (f) any failure of MFI or Buyer to comply with its obligations under this Section 7.2.

          7.3 Method of Asserting Claims. The party seeking indemnification (the "Indemnitee") will give prompt written notice to the other party or parties (the "Indemnitor") of any Claim which it discovers or of which it receives notice after the Closing and which might give rise to a claim by it against Indemnitor under Section 7 hereof, stating the nature, basis and (to the extent known) amount thereof; provided that failure to give prompt notice shall not jeopardize the right of any Indemnitee to indemnification unless such failure shall have materially prejudiced the ability of the Indemnitor to defend such Claim.

          In case of any Claim or suit by a third party or by any governmental body, or any legal, administrative or arbitration proceeding with respect to which Indemnitor may have liability under the indemnity agreement contained in this Section 7, Indemnitor shall be entitled to participate therein, and, to the extent desired by it, to assume the defense thereof, and after notice from Indemnitor to Indemnitee of the election so to assume the defense thereof, Indemnitor will not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with the defense thereof, other than reasonable costs of investigation, unless Indemnitor does not actually assume the defense thereof following notice of such election. Indemnitee and Indemnitor will render to each other such assistance as may reasonably be required of each other in order to insure proper and adequate defense of any such suit, Claim or proceeding. If the Indemnitor actually assumes the defense of the Indemnitee, the Indemnitee will not make any settlement of any Claim which might give rise to liability of Indemnitor under the indemnity agreements contained in this Section without the written consent of Indemnitor, which consent shall not be unreasonably withheld, and the Indemnitor shall not agree to make any settlement of any Claim which would not include the unconditional release of the Indemnitee without the written consent of Indemnitee, which consent shall not be unreasonably withheld.

          7.4 Payment of Claims. MFI and Buyer shall have the right to cause any Claims it may have against the Stockholders and/or Seller under this Agreement to be paid by reduction or offset of such Claims against the Additional Purchase Price payable to Seller pursuant to Section 2.3 hereof. MFI and Buyer agree to give the Stockholders and Seller written notice of any Claims (which shall include a description of the general nature thereof) prior to offsetting the amount of such Claim against the Additional Purchase Price. The parties agree to use their good faith efforts to resolve any such Claims. In the event the parties are unable to resolve any such Claims, such Claims shall be resolved by binding arbitration in the City of New

York, in accordance with the rules then obtaining of the American Arbitration Association. Any such Claims shall be heard by an arbitration panel consisting of three arbitrators. Judgment upon the award rendered may be entered by any court having jurisdiction. The rights contained herein shall not be exclusive, but shall be in addition to any other rights and remedies available to MFI or Buyer. If such Claims by MFI or Buyer are pending against the Stockholders or Seller at such time as any of the above payments would otherwise be made by MFI or Buyer to the Stockholders or Seller, then MFI or Buyer may withhold from such payments any amount that would become necessary to satisfy such Claim until such time as such Claim has been resolved. At such time as any amounts so withheld by Buyer become payable to the Stockholders, MFI or Buyer shall pay such amounts, together with interest thereon at the rate of seven percent (7%) per annum.

          7.5 Nature and Survival of Representations. All statements made by or on behalf of the Stockholders and Seller herein or in the Schedules, shall be deemed representations and warranties of the Stockholders and Seller, regardless of any investigation made by or on behalf of Buyer. The representations and warranties made by the Selling Stockholders and Seller, on the one hand, and by MFI and Buyer, on the other hand, under this Agreement shall survive the Closing for a period (in the absence of a showing of willful and knowing misrepresentation or breach) of two (2) years, except that the representations and warranties set forth in Section 4.11 (Taxes) and Section 4.20 (Employee Benefits) shall survive the Closing until ninety (90) days after the expiration of the applicable statute of limitations.

          7.6 Limitation on Aggregate Claims. Notwithstanding any other provision herein to the contrary, no Claims may be asserted by any party on the basis of breaches of representations and warranties pursuant to Sections 7.1(a) and 7.2(a) of this Agreement or by MFI and Buyer pursuant to Sections 7.1(d) and 7.1(e) hereof until the aggregate amount of all such Claims of such party shall exceed $50,000 (the "Threshold Amount"), at which time the party seeking indemnification shall be entitled to recover only the aggregate amount of all such Claims in excess of the Threshold Amount; provided that Claims based upon Sections 7.1(b), (c), (f), (g) (with respect to claims under Section 7.1(c) or
(f) only) and (h) and Sections 7.2(b), (c), (d), (e) (with respect to Section 7.2(c) and (d) only) and (f) of this Agreement, shall not be subject to the limitations in this Section 7.6. The amount of the Purchase Price paid at Closing shall not be subject to indemnification claims pursuant to Section 7.1 of this Agreement and in no event shall the aggregate amount of liability of Seller or the Stockholders pursuant to Section 7.1 exceed the amount of the Additional Purchase Price.

          7.7 Purchase Price Adjustments. All amounts paid for indemnification claims pursuant to this Article VII shall be treated by the parties as adjustments to the Purchase Price.

     8.  OTHER AGREEMENTS

          8.1. Noncompete; Nonsolicitation; Confidentiality. For a period ending five (5) years after the Closing Date, neither the Stockholders, the Seller, nor any of their respective Affiliates shall without the prior written consent of MFI, engage in the business of providing research products and services which competes with the Business conducted by Seller immediately prior to the Closing Date, directly or indirectly, as an owner, consultant, manager, associate, partner, agent or otherwise, or by means of any corporate or other device anywhere in the World (such geographic area is hereafter referred to as the "Territory"); nor shall the Stockholders, Seller nor any of their respective Affiliates for such period and in the Territory solicit orders, directly or indirectly from any customer of Seller, for any products or services substantially similar to those offered by Seller, as an employee, owner, consultant, manager, associate, partner, agent or otherwise, or by means of any corporate or other device; nor shall either of the

Stockholders, Seller nor any of their respective Affiliates for such period and in the Territory solicit for employment any employee of Seller who continued employment with MFI or Buyer after the Closing Date.

          The Stockholders and Seller each further acknowledge that by reason of their affiliation with Seller they have had access to confidential information of Seller. The Stockholders and Seller each covenant and agree that it shall not and it shall not permit any of its respective Affiliates, directly or indirectly, to use for its own behalf or on behalf of any third party or divulge to any third party any confidential information or trade secrets of Seller. As used herein, confidential information shall consist of all information, knowledge or data in tangible or intangible form including personal files and notes, relating to Seller (including without limitation all trade secrets, proprietary and business information, and information relating to inventions, customer and prospective customer lists, prices and trade practices) which is not presently in the public domain, or is not otherwise published or publicly available, unless published or made public through no fault of either Stockholder or Seller.

          This Section 8.1 shall not be construed to prohibit the ownership by either Stockholder, the Seller or any of their respective Affiliates of not more than 2% of the capital stock of any corporation having a class of securities registered pursuant to the Exchange Act.

          The Stockholders and Seller acknowledge that the restrictions contained in this Section 8.1 are reasonable and necessary to protect the legitimate interests of MFI and Buyer, do not cause it undue hardship, and that any violations of any provision of this Section 8.1 will result in irreparable injury to MFI and Buyer and that, therefore, MFI and Buyer shall be entitled to preliminary and permanent injunctive relief in any court of competent jurisdiction and to an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which MFI and Buyer may be entitled. In the event that any court having jurisdiction shall determine that the foregoing restrictive covenant or other provisions shall be unreasonable or unenforceable in any respect, then such covenant and other provisions shall be deemed limited to the extent that such court deems it reasonable and enforceable, and as so limited shall remain in full force and effect.

          8.2 Tax Returns. From and after the Closing, the parties shall (i) each provide the other with such assistance as may reasonably be requested by the other party in connection with the preparation of any Tax Return, or the conduct of any audit or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes; (ii) each retain and provide the other with any records or other information that reasonably may be relevant to such Tax Return, audit or examination, proceeding or determination; and (iii) each provide the other with adequate information, including but not limited to any final determination of any such audit or examination, proceeding or determination that may reasonably be expected to affect any amount required to be shown on any Tax Return of the other for any period. Without limiting the foregoing, Buyer shall retain, and the Stockholders shall retain, until ninety
(90) days after the applicable statute of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such Tax Returns for all tax periods or portions thereof ending before or including the Closing and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy same.

     9.  GENERAL PROVISIONS.

     The parties further covenant and agree as follows:

          9.1 Entire Agreement. This Agreement and the other agreements and documents referred to herein and the Confidentiality Agreement set forth the entire understanding of the parties with respect to the subject matter hereof. Any previous agreements or understandings between the parties regarding the subject matter hereof are merged into and superseded by this Agreement, provided that the obligations of the parties under the Confidentiality Agreement shall remain in effect until the Closing shall have occurred at which time such obligations shall terminate.

          9.2 Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof but only by a written notice signed by the party or parties waiving such terms or conditions.

          9.3 Amendments. This Agreement may be amended, supplemented or interpreted at any time only by written instrument duly executed by each of the parties hereto.

          9.4 Expenses. Except as set forth in Section 2 hereof, the parties shall each pay its or their own expenses, including, without limitation, the expenses of its or their own counsel, investment bankers and accountants, incurred in connection with the preparation, execution and delivery of this Agreement and the other agreements and documents referred to herein and the consummation of the transactions contemplated hereby and thereby.

          All expenses of the parties in enforcing any of the provisions of this Agreement and the other agreements and documents referred to herein, including reasonable attorneys' fees, shall be borne by the party who may be found in default or noncompliance with the provisions of this Agreement and the other agreements and documents referred to herein.

          9.5 Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be by hand-delivery, certified or registered mail, return receipt requested; telecopier, or air courier to the parties set forth below. Such notices shall be deemed given: at the time personally delivered, if delivered by hand; at the time received if sent certified or registered mail; when receipt is acknowledged by facsimile equipment if telecopied and if a copy is also promptly mailed by certified or registered mail; and the fifth (5th) business day after timely delivery to the courier, if sent by air courier.

          If to MFI      Market Facts, Inc.
          or Buyer:      3040 West Salt Creek Lane
                         Arlington Heights, Illinois 60005
                         Attention: President
                         Telephone No. 847-590-7200
                         Telecopy No. 847-590-7010

          Copy to:       Lord, Bissell & Brook
                         115 South LaSalle Street
                         Chicago, Illinois 60603
                         Attention: Wesley S. Walton, Esq.
                         Telephone No. 312-443-0700
                         Telecopy No. 312-443-0336

          If to the      Mr. Donald E. Rupnow
          Stockholders   25 Van Nostrand Lane
          or Seller      West Milford, New Jersey 07480

                                 and

                         Mr. Daniel W. Fish
                         14 Jennifer Lane
                         Hartsdale, New York 10530

          Copy to: Morgenthau, Greenes, Goldfarb & Aronauer, P.C. 575 Lexington Avenue
                         New York, New York 10022
                         Attention: Joel L. Morgenthau, Esq.
                         Telephone No. (212) 888-2005
                         Telecopy No. (212) 486-4035

          9.6 Assignment. Except as otherwise specifically provided herein, neither this Agreement nor any of the rights and obligations hereunder may be assigned by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties hereto.

          9.7 Commissions and Finder's Fees. MFI and Buyer, jointly and severally, on the one hand, and the Stockholders and Seller, jointly and severally, on the other hand, represent and warrant that none of them has retained or used the services of any individual, firm or corporation in such manner as to entitle such individual, firm or corporation to any compensation for brokers' or finders' fees with respect to the transactions contemplated hereby for which the other may be liable.

          9.8 Severability. In the event that any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

          9.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          9.10 Headings. The headings of the Sections and the subsections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

          9.11 Instruments of Further Assurance. Each of the parties hereto agrees, upon the request of any of the other parties hereto, from time to time to execute and deliver to such other party or parties all such instruments and documents of further assurance or otherwise as shall be reasonable under the circumstances, and to do any and all such acts and things as may reasonably be required to carry out the obligations of such requested party hereunder.

          9.12 Publicity. No notices to third parties or other publicity, including press releases, concerning any of the transactions provided for herein shall be made by any party hereto unless planned and coordinated jointly among the parties hereto, except to the extent otherwise required by law.

          9.13 No Third Party Beneficiaries. Nothing in this Agreement is intended nor shall it be construed to give any person, firm, corporation or other entity, other than the parties hereto and their respective successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provisions hereof.

          9.14 Waiver of Trial by Jury. The parties hereby knowingly, voluntarily and intentionally waive any right they may have to a trial by jury in respect to any litigation arising out of, under or in connection with this Agreement, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party hereto. This provision is a material inducement for MFI and Buyer entering into this Agreement.

          9.15 Cumulative Remedies. All rights and remedies of the parties hereto are cumulative of each other and of every other right or remedy such parties may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

          9.16 MFI Guaranty. MFI hereby unconditionally guarantees the performance by Buyer of its obligations under this Agreement, including, without limitation, the payment of the Additional Purchase Price in accordance with
Section 2.3 hereof.

          9.17 Governing Law. This Agreement shall be governed, construed and enforced in accordance with the internal laws of the State of New York, excluding any choice of law rules which may direct the application of the laws of another jurisdiction.

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto on the day and year first above written.


MARKET FACTS, INC.                        TANDEM RESEARCH ASSOCIATES, INC.



By   /s/ Sanford M. Schwartz              By: /s/ Donald E. Rupnow
     -----------------------                  --------------------
     Sanford M. Schwartz                  Name: Donald E. Rupnow
     Executive Vice President             Title: President
                                          Tax ID No. 13-3118974

TRA ACQUISITION CORP.
                                          /s/ Donald E. Rupnow
                                          --------------------
                                          Donald E. Rupnow
By   /s/ Sanford M. Schwartz
     -----------------------
     Sanford M. Schwartz
     Vice President                       /s/ Daniel W. Fish
                                          ------------------
                                          Daniel W. Fish

                            APPENDIX OF DEFINITIONS
                            -----------------------


     The following definitions shall be applicable for purposes of the Agreement except as otherwise specifically provided to the contrary in the text of the Agreement.

     "Affiliates" of a person shall mean any entity controlling, controlled by or under common control with that person. "Control" for this purpose shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or interests, by contract, or otherwise.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Customer Deposits" shall mean customer deposits and/or collections in excess of revenues earned, calculated in accordance with GAAP.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "GAAP" shall mean United States generally accepted accounting principles as in effect from time to time.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

     "Knowledge" The phrase "to the Seller's knowledge" or similar phrases means those facts and circumstances known to either of the Stockholders or to a director, officer or key managerial employee of Seller, in each case after due inquiry by such persons to those employees of Seller who in the ordinary course of their duties would be reasonably likely to have knowledge of the facts or circumstances in question.

     "Material Adverse Effect" shall mean a material adverse effect upon the properties, assets, liabilities, financial condition or results of operation or business prospects of Seller, on the continued conduct of the Business, as presently conducted, or on the ability of the Stockholders or Seller to execute this Agreement and consummate their respective obligations hereunder.

     "MFI Shares" shall mean the common stock, $1.00 par value per share, of MFI. In the event of a capital reorganization or reclassification of MFI's common stock, or the consolidation or merger of MFI with or into another corporation, "MFI Shares" shall mean shares of capital stock or other securities to which the holders of MFI's common stock would have been entitled to as a result of such capital reorganization or reclassification of MFI's common stock, consolidation or merger.

     "Person" shall mean an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or department, agency or political subdivision thereof).

     "Reasonable Efforts" shall mean the good faith effort that a person ordinarily would use, apply or exercise to protect his own rights and business, provided that when used in connection with the obtaining of a consent, approval or other act of an unaffiliated third person or governmental authority, "reasonable efforts" shall not require the commencement of litigation against or acquisition of control of such third person or the assets or obligations requiring such consent, the acceleration of payment of any indebtedness or the payment of money.

     "Subsidiary" shall mean any Person with respect to which a specified Person (or Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

     "Taxes" shall mean all federal, state, local and foreign income, excise, property, sales, use, payroll, intangibles, franchise and other taxes and assessments of whatever nature, and all penalties and interest related thereto.

     "Unearned Billings" shall mean uncollected billings in excess of revenues earned, calculated in accordance with GAAP.

     "Work in Process" shall mean revenues earned in excess of billings, calculated in accordance with GAAP.